CENTRAL NEWSPAPERS, INC.

             DIRECTOR'S AND OFFICER'S CHARITABLE AWARD PROGRAM


     1.  Purpose of the Program.

     The Central Newspapers, Inc. Director's and Officer's Charitable Award Program (the "Program") allows each eligible Director and Officer of Central Newspapers, Inc. (the "Company") to recommend that the Company make a donation of up to $500,000 to the eligible tax-exempt organization(s) (the "Donee(s)") selected by the participant, with the donation to be made, in the participant's name, in ten equal annual installments, with the first installment to be made as soon as is practical after the participant's death. The purpose of the program is to recognize the interest of the Company and its Directors and Officers in supporting worthy educational institutions and other charitable organizations.

     2.  Eligibility.

     All persons serving as Directors or Officers of the Company as of August 1, 1994, shall be eligible to participate in the Program. All participants who join the Company's Board of Directors after that date shall be immediately eligible to participate in the program upon election to the Board. Any individual who becomes an Officer of the Company after that date shall be eligible to participate as determined by the Board of Directors. For the purpose of the Program, an individual shall be considered an Officer of the Company if he or she is serving as the President, an Executive Vice President, a Vice President, the Secretary or the Treasurer of the Company.

     3.  Vesting.

     A Director will become vested in the Program when he or she completes five continuous years of Board service, including any service prior to adoption of the Program. An Officer designated to participate in the program will become vested in the Program when he or she completes five continuous years of service as an Officer and/or Director, including any service prior to adoption of the Program. A participant will become immediately vested in the Program if he or she dies or becomes disabled while serving as a Director or Officer of the Company. The Board may waive the vesting requirement for a participant under circumstances it deems to be appropriate. If a Director or Officer terminates Board service or employment before becoming vested, no donation will be made on his or her behalf.

     4.  Recommendation of Donation.

     When a Director or Officer becomes eligible to participate in the Program, he or she shall make a written recommendation to the Company, on a form approved by the Company for this purpose, designating the Donee(s) which he or she intends to be the recipient(s) of the Company donation to be made on his or her behalf. A participant may revise or revoke any such recommendation prior to his or her death by signing a new recommendation form and submitting it to the Company.

     5.  Amount and Timing of Donation.

     Each participant may choose one organization to receive a Company donation of $500,000, or up to five organizations to receive donations aggregating $500,000. Each recommended organization must be recommended to receive a donation of at least $100,000. The donation will be made by the Company in ten equal annual installments, with the first installment to be made as soon as is practical after the participant's death. If a participant recommends more than one organization to receive a donation, each will receive a prorated portion of each annual installment. Each annual installment payment will be divided among the recommended organizations in the same proportions as the total donation amount has been allocated among the organizations by the participant.

     6.  Donees.

     In order to be eligible to receive a donation, a recommended organization must initially, and at the time a donation is to be made, qualify as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code and thereby be eligible to receive tax-deductible donations, and at least 50% of a participant's total donation amount must be donated to eligible Donees located in Indiana and/or Arizona. Also, each recommended organization must be reviewed and approved by the Compensation Committee of the Board of Directors of the Company (the "Committee"). A recommendation will be approved unless it is determined, in the exercise of good faith judgment, that donation to the organization would be detrimental to the best interests of the Company. A participant's private foundation is not eligible to receive donations under the Program. If an organization recommended by a participant ceases to qualify as a Donee, and if the participant does not submit a form to change the recommendation before his or her death, the amount recommended to be donated to the organization will instead be donated to the Central Newspapers Foundation.

     7.  Funding and Program Assets.

     The Company may fund the Program or it may choose not to fund the Program. If the Company elects to fund the Program in any manner, neither the participants nor their recommended Donee(s) shall have any rights or interests in any assets of the Company identified for such purpose. Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a participant or any Donee recommended by a participant to receive a donation, or shall give, or be deemed to give, any participant or recommended Donee any interest in any assets of the Program or the Company. If the Company elects to fund the Program through life insurance policies, a participant agrees to cooperate and fulfill the enrollment requirements necessary to obtain insurance on his or her life.

     8.  Amendment or Termination.

     The Board of Directors of the Company may, at any time, without the consent of the participants in the Program, amend, suspend, or terminate the Program.

     9.  Administration.

     The Program shall be administered by the Committee. The Committee shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend, and rescind rules, regulations and procedures relating to the Program. The determinations of the Committee on the foregoing matters shall be conclusive and binding on all interested parties.

     10.  Governing Law.

     The Program shall be construed and enforced according to the laws of the State of Indiana, and all provisions thereof shall be administered according to the laws of said state.

     11.  Effective Date.

     The Program effective date is August 1, 1994. The recommendation of an individual participant will be effective when he or she completes all enrollment requirements.